Portfolio Recovery Associates Reports Fourth Quarter and Full Year 2005 Results

Net Income Up 22% to $9.4 Million, or $0.58 Per Share, in Quarter ; Total Revenue Rises to $39.3 Million in Quarter, $148.5 Million for Full Year; Debt Purchases Total $92.3 Million in Fourth Quarter

NORFOLK, VA -- 02/14/2006 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $9.4 million, or $0.58 per diluted share, for the quarter ended December 31, 2005.

The Company's fourth-quarter 2005 earnings represent growth of 22% from net income of $7.7 million, or $0.48 per diluted share, in the same period a year earlier.

Total revenue increased 24% to $39.3 million in the fourth quarter of 2005 from $31.7 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the fourth quarter of 2005, the Company applied 26.7% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $200,000 allowance charge against a portfolio of accounts acquired in 2001. This particular portfolio has greatly exceeded the Company's expectations to date, but performed under our expectations during the fourth quarter of 2005.

"Portfolio Recovery Associates performed well in the fourth quarter, completing a noteworthy year in which we continued to grow earnings, revenue and cash collections, purchased RDS -- our second corporate acquisition in two years -- and enjoyed the benefits of our disciplined approach to growth and portfolio acquisition. We did in fact make an extraordinary level of debt purchases during the quarter. At $92.3 million, we spent more in the fourth quarter of 2005 than in any prior full-year period. This was due, at least in part, to the recent changes in bankruptcy law that triggered a surge in bankruptcy filings and resulting charge offs. Although still competitive, pricing was better than we have seen in some time. On the operating front, collector-force productivity remained solid, even in the face of the seasonally slow fourth quarter and significant hiring," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

For full-year 2005, net income grew 34% to $36.8 million, or $2.28 per diluted share, from $27.5 million, or $1.73 per diluted share, in 2004. Total revenue increased 31% to $148.5 million in 2005 from $113.4 million in 2004. During 2005, the Company applied 29.6% of its cash collections to reduce the carrying basis of its owned debt portfolios, compared with 30.7% in 2004.

Financial and Operating Highlights

--  Cash collections rose 16% to $47.2 million in the fourth quarter of
    2005, up from $40.7 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at $133.39 for full-
    year 2005, up 13% from $117.59 for all of 2004.

--  The Company purchased $2.84 billion of face-value debt during the fourth quarter of 2005 for $92.3 million.  This debt was acquired in 58 pools from 19 different sellers.  The Company purchased $5.31 billion of face value debt for $149.6 million during full-year 2005.

--  The Company's fee-for-service businesses generated revenue of $4.7 million in the fourth quarter of 2005, up from $3.3 million in the same period a year ago.

--  The Company's cash balances were $16.0 million as of December 31,
    2005, down from $67.4 million as of September 30, 2005, reflecting the strong fourth quarter debt purchases.  During the 2005 fourth quarter, the
    Company made a $15 million draw on its newly expanded $75 million line of credit.  The $15 million remained outstanding at year end.
"In the fourth quarter, Portfolio Recovery Associates demonstrated the value of its long-term, disciplined approach to portfolio acquisitions -- building cash when profitable deals are scarce in order to take advantage of significant market opportunities when they arise. Our record fourth-quarter portfolio purchases of $92.3 million provide us with substantial raw material to drive cash collections, revenue and earnings for years to come. Despite this spending, our newly increased line of credit and expanded network of lenders positions the Company well to be able to continue aggressively purchasing new debt portfolios as attractive opportunities arise," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Conference Call Information

The Company will hold a conference call with investors today, February 14, 2006, at 5:30 p.m. EST to discuss its fourth quarter and full-year results. Investors can access the call live by dialing 866-356-4281 for domestic callers or 617-597-5395 for international callers using the pass code 42256959.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 20722563. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contribution of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                                   Portfolio Recovery Associates, Inc.
                                 Unaudited Consolidated Income Statements
                               (in thousands, except per share amounts)

                                Three Months Three Months  Year      Year
                                    Ended      Ended       Ended     Ended
                                  December   December   December  December
                                     31,        31,        31,        31,
                                    2005       2004       2005       2004

Revenues:
  Income recognized on finance
   receivables                  $  34,614  $  28,387  $ 134,674  $ 106,254
  Commissions                       4,712      3,315     13,851      7,142
                                ---------  ---------  ---------  ---------
     Total revenue                 39,326     31,702    148,525    113,396

Operating expenses:
  Compensation and
   employee services               11,841      9,717     44,332     36,620
  Outside legal and other
   fees and services                7,811      6,369     29,965     21,408
  Communications                    1,211        980      4,424      3,638
  Rent and occupancy                  558        448      2,101      1,745
  Other operating expenses          1,108        684      3,424      2,712
  Depreciation and amortization     1,410        985      4,679      2,383
                                ---------  ---------  ---------  ---------
     Total operating expenses      23,939     19,183     88,925     68,506
                                ---------  ---------  ---------  ---------
      Income from operations       15,387     12,519     59,600     44,890

Other income and (expense):
  Interest income                     136        117        611        223
  Interest expense                    (95)       (67)      (281)      (273)
                                ---------  ---------  ---------  ---------
       Income before
        income taxes               15,428     12,569     59,930     44,840

       Provision for
        income taxes                5,979      4,854     23,159     17,388
                                ---------  ---------  ---------  ---------
       Net income               $   9,449  $   7,715  $  36,771  $  27,452
                                =========  =========  =========  =========

Net income per common share
  Basic                         $    0.60  $    0.50  $    2.35  $    1.79
  Diluted                       $    0.58  $    0.48  $    2.28  $    1.73

Weighted average number
 of shares outstanding
  Basic                            15,745    15,462      15,642     15,357
  Diluted                          16,196    16,030      16,149     15,853

                   Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                             December 31,    December 31,
ASSETS                                           2005           2004

Cash and cash equivalents                    $   15,985       $   24,513
Investments                                           -           23,950
Finance receivables, net                        193,645          105,189
Property and equipment, net                       7,186            5,752
Goodwill                                         18,288            6,397
Intangible assets, net                            9,023            6,319

Other assets                                      3,646            3,056
                                             ----------       ----------

       Total assets                          $  247,773       $  175,176
                                             ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Accounts payable and accrued liabilities      13,569            7,635
   Deferred tax liability                        22,346           13,651
   Revolving line of credit                      15,000                -
   Long-term debt & capital lease obligations     1,535            2,501
                                             ----------       ----------

       Total liabilities                         52,450           23,787

Stockholders' equity:
   Preferred stock, par value $0.01,
    authorized shares, 2,000,000,
    issued and outstanding shares - 0                 -                -
   Common stock, par value $0.01,
    authorized shares, 30,000,000,
    issued and outstanding shares -
    15,767,443 at December 31, 2005
    and 15,498,210 at December 31, 2004             158              155
   Additional paid in capital                   108,064          100,905
   Retained earnings                             87,101           50,329
                                             ----------       ----------

       Total stockholders' equity               195,323          151,389
                                             ----------       ----------

         Total liabilities and stockholders'
          equity                             $  247,773       $  175,176
                                             ==========       ==========

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com